Exhibit 6.4

DIRECTOR SERVICE AGREEMENT

THIS AGREEMENT is dated the 1st day of January, 2024 (the “Agreement”),

BETWEEN:

CHRISTINA DYKUN, an individual with a residence in Longboat Key, Florida, USA

(“Director”)

AND:

MIDORI GROUP INC., a company incorporated under the laws of British Columbia (together with its successors and permitted assigns, the “Company”)

WHEREAS:

A. The Company carries on the business of developing and commercializing an enhanced biodegradation system which involves injecting additives into the plastic intrusion process which leads plastics to break down to environmentally friendly components in a reduced period of time (the “Business”);

B. Director has extensive qualifications and experience which assists the Company with the Business;

C. The Company wishes to retain Director to continue to serve on its board of directors upon the terms and conditions as set out herein; and

D. Director is anticipated to continue to be a valuable member of the board of directors of the Company and to contribute significantly to the Company’s growth and success. In order to induce Director to continue to serve as a director of the Company and to encourage her cooperation and assistance after she ceases to be a director, the Company has agreed to enter into this Agreement with Director which the parties agree supersedes and replaces the amended and restated director services agreement dated December 19, 2022 effective January 1, 2024 (the “Effective Date”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree with each other as follows:

PART 1
RETAINER AND SERVICES

1.1 The Company hereby agrees to retain Director as an independent contractor effective upon the Effective Date upon the terms and conditions contained herein, and Director hereby accepts such retainer.

1.2 Director agrees that all services performed hereunder will be performed for the Company in a competent, diligent, and prudent manner, in accordance with the highest professional standards. Director undertakes and agrees that in the performance of services and in her capacity as an independent contractor to the Company, she will not violate any laws and will comply in all material respects with all laws, statutes and regulations of all provincial, federal and municipal governments and authorities, including all laws governing it as an independent contractor.

PART 2
COMPENSATION FOR SERVICES

2.1 The Company agrees to pay the Director a monthly fee of CAD$2,500 plus such taxes as Director is legally required to collect, on the first day of each month commencing on the Effective Date.

2.2 All pre-approved expenses reasonably incurred by Director in providing services to the Company shall be reimbursed, together with any applicable sales and goods and services taxes, by the Company within ten (10) business days after presentation by the Director of proper invoices and receipts evidencing such expenses, in compliance with such expense policies of the Company as may be established from time-to-time. Pre-approval of such expenses shall only be made in writing by the CEO or CFO of the Company.

2.3 Director is not eligible to participate in Company’s corporate benefits program or vacation policies. Director agrees to seek such benefits coverages she deems appropriate from a benefits provider of her choice, as the Company has no obligation to provide such coverages.

2.4 The Director shall be eligible to participate in the Company’s incentive stock option plan (the “Option Plan”) and upon the listing of the Company on a stock exchange in Canada or the United States (the “Listing”) while the Director is a director of the Company shall be granted 500,000 options (the “Options”) to purchase up to 500,000 common shares of the Company at a price of CAD$0.50. The Options will be granted in accordance with the Option Plan and on the terms and conditions set forth in Schedule “A” attached hereto.

2.5 The Director shall be eligible to participate in the Company’s restricted stock unit plan (the “RSU Plan”) and upon Listing shall be eligible to be awarded restricted stock units at the discretion of the Company’s board of directors and in accordance with the RSU Plan

2.6 The Company further agrees to issue 200,000 common shares in the capital of the Company (the “Consideration Shares”) to the Director at a deemed price of $0.50 per Consideration Share (for the avoidance of doubt, the Director will not be required to pay any cash consideration for the Consideration Shares) within five (5) business days of the Effective Date. The Director agrees and acknowledges that the certificates representing the Consideration Shares will bear such legends as required by applicable securities laws.

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2.7 The Company further agrees to pay the Director a success fee upon the Company successfully completing any equity financing (each a “Financing”) during the Term of this Agreement equal to a cash payment of 3.0% of the gross proceeds of any Financing. In addition, the Company will issue to the Director that number of common shares of the Company which is equal to 3.0% of the number of common shares sold pursuant to any Financing at a deemed price equal to the offering price of any such Financing. The Director agrees and acknowledges that the certificates representing such shares, if any, will bear such legends as required by applicable securities laws and that such shares, if any, will be issued upon the same terms and conditions as the Consideration Shares. The parties agree that any such cash payments and share issuances, if any, will be made quarterly commencing on March 31, 2024.

2.8 The Director represents, warrants, acknowledges and agrees that:

(a) the Consideration Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or under any U.S. state securities laws, and have been offered and will be issued to the Director in reliance on (A) the exemption from the registration requirements of the U.S. Securities Act provided by section 4(a)(2) thereof, and (B) if applicable, the exemption from state registration;

(b) the Director, either alone or together with its advisers, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Consideration Shares, and the Director is able to bear the economic risk of loss of the Director’s entire investment;

(c) the Director will acquire the Consideration Shares for the Director’s own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Consideration Shares in violation of the United States securities laws;

(d) the Director acknowledges that it will not be acquiring the Consideration Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet, or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(e) the Director has been given access to such other information concerning the Company and the Company as it has considered necessary or appropriate in connection with its investment decision to accept the Consideration Shares pursuant to this Agreement;

(f) there may be material tax consequences to the Director of an acquisition or disposition of the Consideration Shares, and neither the Company nor the Company gives any opinion or representation with respect to the tax consequences to the Director under United States federal, state, local or foreign tax law of the Director’s acquisition or disposition of such securities;

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(g) the Consideration Shares will be issued as “restricted securities” as defined in Rule 144(a)(3) under the U.S. Securities Act;

(h) if the Director decides to offer, sell or otherwise transfer any of the Consideration Shares, it will not offer, sell or otherwise transfer any such securities directly or indirectly, unless

(i) the sale is to the Company;

(ii) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act (“Regulation S”) and in compliance with applicable local laws and regulations;

(iii) the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with any applicable state securities or “Blue Sky” laws; or

(iv) the Consideration Shares are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and, in the case of clauses (C) or (D) above, it has prior to such sale furnished to the Company an opinion of counsel of recognized standing or other evidence of exemption in form and substance reasonably satisfactory the Company;

(i) the certificates or other instruments representing the Consideration Shares, as well as all certificates or other instruments issued in exchange for or in substitution of the foregoing, until such time as is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws, will bear, on the face of such certificate, the restrictive legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE CANADIAN LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, PROVIDED THAT, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C) OR (D) ABOVE, THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

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provided that if the Consideration Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S, the legend set forth above may be removed by providing an executed declaration to the Company’s registrar and transfer agent, in substantially the form set forth as Schedule “B” attached hereto (or in such other forms as the Company may prescribe from time to time) and, if requested by the Company or the transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the Company and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any Consideration Shares are being sold otherwise than in accordance with Regulation S and other than to the Company, the legend may be removed by delivery to the registrar and transfer agent and the Company of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws;

(j) the Director consents to the Company making a notation on its records or giving instruction to its registrar and transfer agent in order to implement the restrictions on transfer set forth and described herein; and

(k) the Director understands and acknowledges that the Company has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement to facilitate the resale of the Consideration Shares in the United States, or to take any other action (including, without limitation, in respect of Rule 144 under the U.S. Securities Act) to facilitate the resale of any of the Consideration Shares in the United States.

PART 3

INDEPENDENT CONTRACTOR STATUS

3.1 Director will provide services as an independent contractor, and nothing in this Agreement shall be construed to create a relationship of employee and employer.

3.2 Director shall not be entitled to receive from the Company any remuneration, rights or benefits other than as set forth in this Agreement.

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3.3 The Company shall not be required to deduct or remit to any governmental authority in respect of Director any amounts, including those relating to provincial and federal income taxes, employment insurance, Canada Pension Plan, Employer Health Tax, Workers’ Compensation premiums, assessments, or other fees and other similar levies in respect of this Agreement. Director shall be solely responsible to satisfy all such government obligations.

3.4 Director shall not be retained by the Company on an exclusive basis and shall be free to offer services to any other person or party, provided such services do not conflict or interfere with Director’s performance of services and other obligations under this Agreement.

3.5 The parties acknowledge and agree that the Company is not a partner or joint venturer with Director, and nothing herein shall be construed so as:

(a) to make the Company a partner or joint venturer with Director;

(b) to make Director an employee or agent of the Company; or

(c) to impose any liability as partner, joint venturer, employee, principal or agent of the Company with respect to the engagement of Director by the Company and the performance of services hereunder.

PART 4

COVENANTS OF DIRECTOR

4.1 Director acknowledges and agrees that in the course of his retainer by the Company she will acquire or create confidential information (“Confidential Information”). Confidential Information includes, but is not limited to, any data, proprietary information, trade secrets, know- how, inventions, research and development, techniques, materials, training, products, technology, computer programs, prototypes, specifications, drawings, schematics, sketches, patent applications, patent application drawings, manuals, software, test results, technical data, tools, systems, methods of use, processes, programs, marketing plans, sales plans, product plans, business plans, strategies, business partners and relationships, business operations and methods, financial information, products, services, customer data (including requirements), formulas, designs, engineering or other information disclosed or submitted to Director, or made available for access by Director, by or on behalf of any of the Company concerning the business of the Company, in each case (i) whether direct or indirect, (ii) regardless of the means or media of disclosure or access, (iii) whether it is in writing or made available orally, visually, aurally, electronically whatever form, and (iv) whether disclosed prior to, contemporaneously with or after the date of this Agreement. Director agrees with the Company’s intent to define Confidential Information as broadly as possible within the permissible context of applicable law.

4.2 Director acknowledges and agrees that any disclosure of Confidential Information to the competitors, suppliers or customers of the Company or to the general public may be highly detrimental to the interests of the Company. Director agrees that she will hold in strict confidence and not disclose or use, for her own or any other purpose, any Confidential Information save and except in connection with the proper discharge of the services provided.

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4.3 Director will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company (or its designee), and hereby assign to the Company (or its designee), all of his right, title, and interest (including all intellectual property rights) in and to all work product. To the extent Director may, by operation of law or otherwise, acquire any right, title or interest (including any intellectual property right) in or to any work product, Director hereby irrevocably assigns to the Company (or its designee) all such rights, titles and interests (and by so acquiring any such right, title or interest, Director will be deemed to have so assigned such rights, titles and interests by this written instrument). Furthermore, Director waives for the benefit of the Company and any of their successors in interest any and all of her moral rights in and to all work product. To the extent the laws of the United States of America apply to any copyrightable work, the work product are “works made for hire” and are owned by the Company.

PART 5

TERMINATION

5.1 Director’s retainer and this Agreement shall continue indefinitely until it is terminated by Director pursuant to Section 5.2 or by the Company pursuant to Sections 5.3 or 5.4 (the “Term”) or extended or renewed as set out below. In the event that this Agreement and the retainer are not extended or renewed in accordance with the foregoing, Director’s retainer and this Agreement shall terminate upon the expiry of the Term Director is retained for, without any further obligation from the Company to Director, whether on account of notice of termination, compensation in lieu of notice or otherwise.

5.2 Director may terminate this Agreement and her retainer upon two (2) weeks’ notice being given by Director to the Company.

5.3 The Company shall have the right to terminate this Agreement and Director’s retainer upon notice being given by the Company to Director in the following circumstances:

(a) if Director is in material breach or material default of any provision of this Agreement;

(b) if Director is prevented by reason of illness or mental or physical disability or incapacity from carrying out her duties as outlined herein for twelve (12) consecutive weeks or twenty (20) weeks in the aggregate in any twelve month period;

(c) if Director is convicted of a serious criminal, federal or provincial offence such that, in the Company’s sole discretion acting reasonably, it would injure the reputation of the Company to retain Director as a Director;

(d) if Director carries out activities not approved by the board of directors; or

(e) if Director provides the Company with cause for the termination of her retainer at common law as determined by a court of competent jurisdiction.

5.4 Director’s retainer and this Agreement may be terminated by the Company other than pursuant to the provisions of Section 5.3, upon the Company providing twelve (12) weeks of prior written notice. Director further acknowledges and agrees that subsequent to Listing, the Term will immediately terminate should she not be re-elected by the Company’s shareholders at any annual or special meeting at which directors are elected.

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PART 6

GENERAL

6.1 This Agreement will be binding upon the Company and its successors and assigns and will enure to the benefit of Director and her heirs, executors and administrators.

6.2 Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the parties hereto.

6.3 This Agreement will be deemed to have been made in and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein and the parties hereby agree that any claims, disputes or questions arising out of or in relation to this Agreement may be submitted to the jurisdiction of the courts of British Columbia. Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of British Columbia.

6.4 This Agreement is not assignable by Director, in whole or in part, without the specific written consent of the Company.

6.5 If any provision of this Agreement is at any time unenforceable or invalid for any reason, it will be modified rather than voided, if possible, to give effect to the intent thereof to the extent possible, and if not modifiable, it will be severed from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

6.6 This Agreement may be executed in any number of counterparts in original form or by electronic facsimile, each of which will together constitute one and the same instrument, binding on the parties and each of which will together be deemed to be an original, notwithstanding that the parties are not signatories to the same counterpart or facsimile.

6.7 This Agreement, together with the documents required to be delivered pursuant to this Agreement, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements (including the amended and restated director services agreement between the parties dated December 19, 2022), understandings, negotiations, and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained in this Agreement and any document delivered pursuant to this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

MIDORI GROUP INC.

Per:	/s/ Ken Lyons
Ken Lyons, Director

CHRISTINA DYKUN

/s/ Christina Dykun
Christina Dykun

Schedule “A”

Stock Option Terms

1.	Exercise Period. The Options shall be exercisable for a period of three (3) years from Listing (the “Exercise Period”). Upon the expiration of the Exercise Period, the Options shall expire, terminate and be of no further force or effect whatsoever as to such of the common shares in respect of which the Options granted hereunder have not then been exercised.

2.	Vesting of Options. The Options shall vest at Listing.

3.	Exercise Price Per Common Share. The exercise price shall be equal to CAD$0.50 per share.

4.	Effect of Termination. In the event that the Agreement is terminated pursuant to the terms of Part 5 of the Agreement (the effective date of such termination being the “Terminating Event”), the Options held by the Optionee at the date of the Terminating Event, vested or unvested, shall expire and terminate and be of no further force or effect whatsoever as to such of the common shares in respect of which the Options granted hereunder have not then been exercised on or before the date that is 90 days after the Terminating Event.

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Schedule “B”

Form of Declaration for Removal of Legend

To:	Midori Group Inc. (the “Corporation”)

And To:	Registrar and transfer agent for the shares of the Corporation.

The undersigned (A) acknowledges that the sale of ___________________common shares (the “Securities”) of the Corporation which this declaration relates, represented by certificate number ____________________________or held in direct registration system (DRS) account number _________________________, is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not (a) is not an “affiliate” of the Corporation, as that term is defined in Rule 405 under the U.S. Securities Act, or is an affiliate solely by virtue of being an officer or director of the Corporation, (b) a “distributor” as defined in Regulation S or (c) an affiliate of a distributor; (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or any other “designated offshore securities market”, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any “directed selling efforts” in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U. S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U. S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated _______________ 20___.
X
Signature of individual (if Seller is an individual)

X
Authorized signatory (if Seller is not an individual)

Name of Seller (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

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Affirmation by Seller’s Broker-Dealer

(Required for sales pursuant to Section (B)(2)(b) above)

We have read the foregoing representations of our customer, _______________________ (the “Seller”) dated ______________________, with regard to the sale, for such Seller’s account, of ___________________ common shares (the “Securities”) of the Corporation represented by certificate number _______________________ or held in direct registration system (DRS) account number _______________________. We have executed sales of the Securities pursuant to Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), on behalf of the Seller. In that connection, we hereby represent to you as follows:

(1)	no offer to sell Securities was made to a person in the United States;

(2)	the sale of the Securities was executed in, on or through the facilities of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or another designated offshore securities market (as defined in Rule 902(b) of Regulation S under the U.S. Securities Act), and, to the best of our knowledge, the sale was not pre-arranged with a buyer in the United States;

(3)	no “directed selling efforts” were made in the United States by the undersigned, any affiliate of the undersigned, or any person acting on behalf of the undersigned; and

(4)	we have done no more than execute the order or orders to sell the Securities as agent for the Seller and will receive no more than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

For purposes of these representations: “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the undersigned; “directed selling efforts” means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities (including, but not be limited to, the solicitation of offers to purchase the Securities from persons in the United States); and “United States” means the United States of America, its territories or possessions, any State of the United States, and the District of Columbia.

Legal counsel to the Corporation shall be entitled to rely upon the representations, warranties and covenants contained herein to the same extent as if this affirmation had been addressed to them.

Dated: _______________ 20___.

Name of Firm

By:
Authorized Officer

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